Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal First

Quarter 2024 Financial Results

NEW YORK, July 10, 2023 (GLOBE NEWSWIRE) -- Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2024 fiscal first quarter, with Net Investment Income (“NII”) per share up 67% and 105% over last quarter and last year’s first quarter, respectively, and adjusted NII per share up 10% and 104%, respectively, over those same periods. These substantial increases in earnings reflect growth in Assets under Management (“AUM”) and margin improvement from rising rates on Saratoga Investment’s largely floating rate assets, which comprise approximately 99% of the Company’s AUM, while costs of financing liabilities remain largely fixed.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of May 31, 2023	For the three months ended and as of February 28, 2023	For the three months ended and as of May 31, 2022
	($ in thousands except per share)
AUM	1,084,098	972,590	894,533
NAV	337,451	346,958	345,236
NAV per share	28.48	29.18	28.69
Investment Income	34,632	32,315	18,679
Net Investment Income per share	1.35	0.81	0.66
Adjusted Net Investment Income per share	1.08	0.98	0.53
Earnings per share	(0.02)	1.62	(0.12)
Dividends per share (declared)	0.70	0.69	0.53
Return on Equity – last twelve months	7.2%	7.2%	6.9%
– annualized quarter	(0.2)%	22.5%	(1.7)%
Originations	139,819	40,036	97,198
Repayments	11,067	60,175	10,089

“Higher and rising interest rates are producing increased margins on our portfolio, and the general contraction of available credit is creating an abundant flow of attractive investment opportunities from high quality sponsors at increasingly improving pricing, terms and absolute rates. Saratoga continues to be well positioned for this environment on the asset side, with 85% first lien floating rate assets and a combined core portfolio yield of 12.7%, up from 8.5% last year and 12.1% last quarter, as well as on the liability side with largely fixed rate, interest only, essentially covenant free and non-amortizing liabilities, with final maturities occurring well into the future, primarily two through ten years out,” said Christian L. Oberbeck, Chairman, Chief Executive Officer and President of Saratoga Investment.

“Saratoga’s improved performance is reflected in to our many record key performance indicators this past quarter, including: (i) sequential quarterly adjusted NII per share increases of 33% in Q3 (58c to 77c), 27% in Q4 (77c to 98c per share), and 10% in Q1 (98c to $1.08 per share), (ii) current assets under management growing to more than $1.084 billion with net originations of approximately $129 million since year-end, (iii) dividend increasing to 70c per share, up 32% from 53c per share in Q1 last year and over earned by 54% as compared to this quarter’s $1.08 per share adjusted NII, and (iv) recently raised $77.5 million in long-term, fixed rate, callable in most cases, capital to support this record growth, while maintaining our BBB+ investment grade rating.”

“Saratoga’s annualized first quarter dividend of $0.70 per share and adjusted net investment income of $1.08 per share imply a 10.2% dividend yield and 15.7% earnings yield based on its recent stock price of $27.43 per share on July 7, 2023. This substantial overearning of the dividend by 38c this quarter, or $1.52 annualized per share, increases NAV and also provides both support for increased growth and a cushion against adverse events.”

“Most importantly, at the foundation of our performance is the high-quality nature and resilience of our $1.084 billion portfolio, marked down just 0.9% overall as compared to our cost and with our core non-CLO portfolio’s fair value exceeding our cost by 1.3% , reflecting the strength of our underwriting in our solid, growing portfolio companies and sponsors in well selected industry segments. This quarter’s unrealized depreciation of $16.3 million reflects the interest rate, market and economic volatility in the current environment across our diverse assets, including both our core and broadly syndicated loan portfolios.”

“While continuing to remain prudent and discerning in terms of new commitments in the current environment, this quarter demonstrates our robust pipeline. We originated seven new portfolio company investments this fiscal quarter and twenty follow-on investments in existing portfolio companies we know well with strong business models and balance sheets. Originations this quarter totaled $139.8 million, with $11.1 million of repayments and amortization. Our credit quality for this quarter remained high at 96.5% of credits rated in our highest category, with still only one credit on non-accrual. With 85% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and leverage is well structured for future economic conditions and uncertainty.”

“As we navigate through this challenging and volatile environment, we remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended May 31, 2023:

As of May 31, 2023, Saratoga Investment’s AUM was $1.084 billion, an increase of 21.2% from $894.5 million as of May 31, 2022, and an increase of 11.5% from $972.6 million as of February 28, 2023. The quarterly increase consists of $139.8 million in originations, offset by $11.1 million of repayments and amortizations, reflecting the continued strong pace of deal flow in strong credits. In addition, during the first quarter the fair value of the portfolio was offset by $16.3 million of net realized and unrealized losses, driven by the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations. This represented a 1.7% reduction in value of the overall portfolio, of which 0.6% is related to the core portfolio separate from the CLO and JV. Saratoga Investment’s portfolio remains strong, with 84.7% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 96.5% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has an overall fair value that is 0.9% below its cost basis, with the fair value of its core non-CLO portfolio exceeding its cost basis by 1.3%. Since Saratoga Investment took over the management of the BDC, $907.7 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 15.6%.

For the three months ended May 31, 2023, total investment income of $34.6 million increased by $15.9 million, or 85.4%, from $18.7 million as compared to the three months ended May 31, 2022. As compared to the quarter ended February 28, 2023, total investment income grew by $2.3 million, or 7.2%, from $32.3 million. This quarter’s investment income was generated by (i) the impact of higher interest rates, both base rates and spreads, with the weighted average current coupon on non-CLO BDC investments increasing from 8.5% to 12.7% year-over-year, and from 12.1% last quarter, (ii) average non-CLO BDC assets increasing by 22.2% year-over-year, and by 5.7% since last quarter, and (iii) other income including both the structuring and advisory fees generated from the higher level of originations, as well as a $1.8 million dividend received from the Saratoga Investment JV.

For the three months ended May 31, 2023, adjusted net investment income of $12.8 million increased by $6.5 million, or 100.8%, from $6.4 million for the quarter ended May 31, 2022, and by $1.3 million, or 10.9%, from $11.6 million for the quarter ended February 28, 2023. The increases in investment income were offset by (i) increased interest expense resulting from the various new Notes Payable and SBA debentures issued during the past year and quarter and (ii) increased base and incentive management fees from higher AUM and earnings.

Total expenses for the first fiscal quarter 2024, excluding interest and debt financing expenses, base management fees and incentive fees and income and excise taxes, increased from $2.0 million to $2.3 million as compared to the first fiscal quarter 2023, and remained unchanged from the last quarter ended February 28, 2023. This represented 0.8% of average total assets on an annualized basis, down from 0.9% at Q1 last year and unchanged from last quarter.

Investment portfolio activity for the quarter ended May 31, 2023:

●	Cost of investments made during the period: $139.8 million, including seven investments in new portfolio companies and twenty follow-ons.

●	Principal repayments during the period: $11.1 million, including one partial repayment of an existing investment, plus amortization.

Additional Financial Information

For the fiscal quarter ended May 31, 2023, Saratoga Investment reported NII of $16.0 million, or $1.35 on a weighted average per share basis, and net realized and unrealized losses on investments of $16.2 million, or $1.36 on a weighted average per share basis, resulting in a net decrease in net assets from operations of $0.2 million, or $0.02 on a weighted average per share basis. The $16.2 million net realized and unrealized loss on investments was comprised of $16.3 million in net unrealized depreciation on investments, offset by $0.09 million in net realized gain on investments and $0.06 million in net change in provision for deferred taxes on unrealized depreciation on investments.

The $0.09 million net realized gain on investments comprises various escrow payments on previously sold equity investments. The $16.3 million net unrealized depreciation primarily reflects (i) the $11.0 million of unrealized depreciation on the Company’s CLO and JV equity investments, reflecting both the volatility in the broadly syndicated loan market as of quarter-end, as well as the reduction in the value of certain defaulted assets in the CLO portfolio, (ii) $3.3 million of unrealized depreciation on the Company’s Netreo equity investment, reflecting increased company leverage, reducing the investment’s net unrealized appreciation to $5.0 million and (ii) approximately $2.0 million of net unrealized depreciation across the remainder of the portfolio, most of which reflects current market spreads.

Portfolio and Investment Activity

As of May 31, 2023, the fair value of Saratoga Investment’s portfolio was $1.1 billion, excluding $53.2 million in cash and cash equivalents, principally invested in 56 portfolio companies and one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”). The overall portfolio composition consisted of 84.7% of first lien term loans, 1.4% of second lien term loans, 1.9% of unsecured term loans, 3.1% of subordinated notes in CLOs and 8.9% of common equity.

For the fiscal quarter ended May 31, 2023, Saratoga Investment invested $139.8 million in seven new portfolio companies with twenty follow-ons in existing portfolio companies and had $11.1 million in aggregate amount of one partial exit and repayments, including realized gains, resulting in net originations of $128.7 million for the quarter.

As of May 31, 2023, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 11.4%, which was comprised of a weighted average current yield of 12.9% on first lien term loans, 5.4% on second lien term loans, 9.8% on unsecured term loans, 9.3% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

As of May 31, 2023, Saratoga Investment had $35.0 million in outstanding borrowings under its recently increased $65.0 million senior secured revolving credit facility with Encina. At the same time, Saratoga Investment had $27.0 million SBA debentures in its SBIC I license outstanding, $175.0 million SBA debentures in its SBIC II license outstanding, $0.0 million SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, five unlisted issuances of $52.0 million in total, and an aggregate of $53.2 million in cash and cash equivalents.

On March 31, 2023 and May 1, 2023, we issued $10.0 million and $10.0 million, respectively, in aggregate principal amount of our 8.75% 2024 Notes (the “8.75% 2024 Notes”) for net proceeds in each issuance of approximately $9.6 million after deducting underwriting discounts of 3.50%. Interest on the 8.75% 2024 Notes is paid quarterly in arrears on February 28, May 31, August 31 and November 30, beginning on May 31, 2023, at a rate of 8.75% per year. The 8.75% 2024 Notes will mature on March 31, 2024, unless extended to March 31, 2025 at the sole discretion of the Company. The net proceeds from the offering were used to make investments in middle-market companies in accordance with our investment objective and strategies (including investments made through SBIC III LP) and for general corporate purposes.

On April 14, 2023, we issued $50.0 million in aggregate principal amount of 8.50% fixed-rate notes due 2028 (the “8.50% 2028 Notes”) for net proceeds of $48.2 million, based on a public offering price of 100% of par, after deducting underwriting commissions of approximately $1.6 million. On April 25, 2023, the underwriters exercised their option in full to purchase an additional $7.5 million aggregate principal amount of 8.50% 2028 Notes. Net proceeds were $7.3 million after deducting underwriting commissions of approximately $0.2 million. Interest on the 8.50% 2028 Notes is paid quarterly in arrears on February 28, May 31, August 31 and November 30, at a rate of 8.50% per year, beginning May 31, 2023. The 8.50% 2028 Notes mature on April 15, 2028, and commencing April 14, 2025, may be redeemed in whole or in part at any time or from time to time at our option. The net proceeds of the offering were used to repay a portion of outstanding indebtedness under the Encina Credit Facility, make investments in middle-market companies in accordance with our investment objective and strategies (including investments made through SBIC III LP) and for general corporate purposes. The 8.50% 2028 Notes are listed on the NYSE under the trading symbol “SAZ” with a par value of $25.00 per share.

With $35.0 million available under the credit facility and $53.2 million of cash and cash equivalents as of May 31, 2023, Saratoga Investment has a total of $88.2 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $148.0 million in undrawn SBA debentures from its recently approved SBIC III license. Availability under the Encina credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II or III funding. Overall outstanding SBIC debentures is limited to $350.0 million across all three SBIC licenses. As of quarter-end, Saratoga Investment had $83.7 million of committed undrawn lending commitments and $59.3 million of discretionary funding commitments.

On July 30, 2021, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $150.0 million of common stock through an ATM offering. On July 10, 2023, Saratoga Investment increased the maximum amount of shares of common stock to be sold through the ATM Program to $300.0 million from $150.0 million. As of May 31, 2023, the Company sold 4,840,361 shares for gross proceeds of $123.9 million at an average price of $25.61 for aggregate net proceeds of $122.4 million (net of transaction costs). During the three ended May 31, 2023, there were no shares sold pursuant to the equity distribution agreement.

Dividend

On May 22, 2023, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.70 per share for the fiscal quarter ended May 31, 2023, paid on June 29, 2023, to all stockholders of record at the close of business on June 13, 2023.

The Company previously declared in fiscal 2023 a quarterly dividend of $0.69 per share for the quarter ended February 28, 2023, $0.68 per share for the quarter ended November 30, 2022, $0.54 per share for the quarter ended August, 31, 2022 and $0.53 per share for the quarter ended May 31, 2022. During fiscal year 2022, the Company declared a quarterly dividend of $0.53 per share for the quarters ended February 28, 2022 and November 30, 2021, $0.52 per share for the quarter ended August 31, 2021, $0.44 per share for the quarter ended May 31, 2021 and $0.43 per share for the quarter ended February 28, 2021.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan. Most recently, on January 9, 2023, our board of directors extended the Share Repurchase Plan for another year to January 15, 2024, increasing the number of shares that may be repurchased under the Share Repurchase Plan to 1.7 million shares of common stock.

As of May 31, 2023, the Company purchased 898,033 shares of common stock, at the average price of $21.65 for approximately $19.5 million pursuant to the Share Repurchase Plan. During the three months ended May 31, 2023, the Company purchased 94,071 shares of common stock, at the average price of $23.17 for approximately $2.1 million pursuant to the Share Repurchase Plan.

2024 Fiscal First Quarter Conference Call/Webcast Information

When:	Tuesday, July 11, 2023

10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q1 2024 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, Saratoga events and presentations (https://ir.saratogainvestmentcorp.com/events-presentations). A replay of the webcast will also be available for a limited time at Saratoga events and presentations (https://ir.saratogainvestmentcorp.com/events-presentations).

Call: To access the call by phone, please go to this link (https://register.vevent.com/register/BI30a49865fc5e4f159c1131d89ad7f978), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns three SBIC-licensed subsidiaries, manages a $650 million collateralized loan obligation (“CLO”) fund and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2023 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	May 31, 2023	February 28, 2023
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $934,686,593 and $819,966,208, respectively)	$941,021,051	$828,028,800
Affiliate investments (amortized cost of $40,471,309 and $25,722,320, respectively)	42,809,576	28,305,871
Control investments (amortized cost of $119,161,637 and $120,800,829, respectively)	100,267,501	116,255,582
Total investments at fair value (amortized cost of $1,094,319,539 and $966,489,357, respectively)	1,084,098,128	972,590,253
Cash and cash equivalents	21,987,196	65,746,494
Cash and cash equivalents, reserve accounts	31,165,969	30,329,779
Interest receivable (net of reserve of $3,517,085 and $2,217,300, respectively)	7,831,749	8,159,951
Management fee receivable	362,026	363,809
Other assets	667,906	531,337
Current tax receivable	99,676	436,551
Total assets	$1,146,212,650	$1,078,158,174

LIABILITIES
Revolving credit facility	$35,000,000	$32,500,000
Deferred debt financing costs, revolving credit facility	(1,227,903)	(1,344,005)
SBA debentures payable	202,000,000	202,000,000
Deferred debt financing costs, SBA debentures payable	(4,675,691)	(4,923,488)
8.75% Notes Payable 2024	20,000,000	-
Discount on 8.75% notes payable 2024	(613,891)	-
Deferred debt financing costs, 8.75% notes payable 2024	(26,441)	-
7.00% Notes Payable 2025	12,000,000	12,000,000
Discount on 7.00% notes payable 2025	(280,244)	(304,946)
Deferred debt financing costs, 7.00% notes payable 2025	(36,119)	(40,118)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(115,704)	(129,528)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	775,264	830,824
Deferred debt financing costs, 4.375% notes payable 2026	(2,340,565)	(2,552,924)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(378,163)	(408,932)
Deferred debt financing costs, 4.35% notes payable 2027	(1,291,709)	(1,378,515)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(326,976)	(344,949)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(149,633)	(159,334)
Deferred debt financing costs, 6.00% notes payable 2027	(2,750,119)	(2,926,637)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(1,534,920)	(1,622,376)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(1,869,394)	(1,944,536)
8.50% Notes Payable 2028	57,500,000	-
Deferred debt financing costs, 8.50% notes payable 2028	(1,942,032)	-
Base management and incentive fees payable	9,624,844	12,114,878
Deferred tax liability	2,802,635	2,816,572
Accounts payable and accrued expenses	1,898,623	1,464,343
Interest and debt fees payable	4,485,867	3,652,936
Directors fees payable	-	14,932
Due to manager	359,073	10,935
Total liabilities	808,761,802	731,200,132

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 11,847,742 and 11,890,500 common shares issued and outstanding, respectively	11,848	11,891
Capital in excess of par value	320,793,316	321,893,806
Total distributable earnings	16,645,684	25,052,345
Total net assets	337,450,848	346,958,042
Total liabilities and net assets	$1,146,212,650	$1,078,158,174
NET ASSET VALUE PER SHARE	$28.48	$29.18

Asset Coverage Ratio	155.7%	165.9%

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the three months ended
	May 31, 2023	May 31, 2022

INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$26,310,793	$13,851,146
Affiliate investments	727,086	1,050,148
Control investments	2,045,860	1,546,130
Payment-in-kind interest income:
Non-control/Non-affiliate investments	124,895	85,681
Affiliate investments	207,589	-
Control investments	141,563	73,221
Total interest from investments	29,557,786	16,606,326
Interest from cash and cash equivalents	804,289	717
Management fee income	816,788	815,964
Dividend Income	1,840,930	300,129
Structuring and advisory fee income	1,429,222	851,728
Other income	183,028	104,268
Total investment income	34,632,043	18,679,132

OPERATING EXPENSES
Interest and debt financing expenses	11,692,822	6,871,513
Base management fees	4,564,189	3,802,063
Incentive management fees expense (benefit)	103,348	(1,903,985)
Professional fees	486,050	417,325
Administrator expenses	818,750	750,000
Insurance	81,901	87,310
Directors fees and expenses	89,068	110,000
General and administrative	830,728	667,416
Income tax expense (benefit)	6,237	(98,732)
Total operating expenses	18,673,093	10,702,910
NET INVESTMENT INCOME	15,958,950	7,976,222

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	90,691	162,509
Net realized gain (loss) from investments	90,691	162,509
Income tax (provision) benefit from realized gain on investments	-	69,250
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(1,728,134)	(634,289)
Affiliate investments	(245,284)	567,606
Control investments	(14,348,889)	(9,266,766)
Net change in unrealized appreciation (depreciation) on investments	(16,322,307)	(9,333,449)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	59,407	(361,951)
Net realized and unrealized gain (loss) on investments	(16,172,209)	(9,463,641)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(213,259)	$(1,487,419)

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.02)	$(0.12)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,862,163	12,112,372

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income in fiscal 2023 also excludes the interest expense and amortization of deferred financing costs related to the 2025 SAK Notes during the period while the 2027 SAT Notes were already issued and outstanding. These expenses are directly attributable to the issuance of the 2027 SAT Notes and the subsequent repayment of the 2025 SAK Notes. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the quarters ended May 31, 2023 and May 31, 2022.

	For the Quarters Ended
	May 31, 2023	May 31, 2022

Net Investment Income	$15,958,950	$7,976,222
Changes in accrued capital gains incentive fee expense/ reversal	(3,109,822)	(1,903,985)
Interest expense on SAK Notes during the period	-	325,384
Adjusted net investment income	12,849,128	6,397,621

Net investment income yield	18.7%	9.1%
Changes in accrued capital gains incentive fee expense/ reversal	(3.7)%	(1.9)%
Interest expense on SAK Notes during the period	-	0.1%
Adjusted net investment income yield (1)	15.0%	7.3%

Net investment income per share	$1.35	$0.66
Changes in accrued capital gains incentive fee expense/ reversal	(0.27)	(0.16)
Interest expense on SAK Notes during the period	-	0.03
Adjusted net investment income per share (2)	$1.08	$0.53

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.